News from

Buckeye
FOR IMMEDIATE RELEASE
Contacts:                      Steve Dean, Senior Vice President
and Chief Financial Officer
901-320-8352
Daryn Abercrombie
Investor Relations
901-320-8908
Website:  www.bkitech.com

BUCKEYE TECHNOLOGIES FLORIDA FACILITY REGAINS FULL OPERATIONS AS EXPECTED JUNE 23

MEMPHIS, TN June 28, 2010 - Buckeye Technologies Inc. (NYSE:BKI) announced that its Foley Plant in Perry, Florida, which manufactures specialty wood cellulose and fluff pulp, has returned to full operation.  The plant suffered a power failure and outage on June 17.

Buckeye Chairman and CEO John B. Crowe said, “We are pleased that both of the Foley Plant’s production lines returned to full production and have been operating at capacity since Wednesday, June 23.  We continue to work with our customers to minimize the impact on their operations.  The Foley organization responded in an extraordinary manner to bring the plant safely back to full operating capacity.”

The Company confirmed that it continues to expect the financial impact of the outage, excluding the effect of any insurance proceeds, to be in the range of a $4 to $5 million reduction in pretax operating income for the quarter ending June 30, and the Company expects earnings to be in the range of 24-27 cents per share for the quarter.

Mr. Crowe further stated, “The Company is working proactively and cooperatively with our insurance carrier to understand and document the extent of the loss.  The Company does have property loss and business interruption insurance with a single $2 million deductible and believes this event is a covered loss.”

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.

This press release contains forward-looking statements within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue (or the negative or other derivatives of each of these terms or similar terminology). The “forward-looking statements” include, without limitation, statements regarding the expectation of the financial impact of the outage. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s Annual Report on Form 10-K and other period filings with the Securities and Exchange Commission.